Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

American Healthcare REIT, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity (3)	Common Stock, $0.01 par value per share	457(h)	3,477,627	$12.00	$41,731,524	.00014760	$6,160
Total Offering Amounts					$41,731,524		$6,160
Total Fees Previously Paid							$0
Total Fee Offsets							$0
Net Fee Due							$6,160

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers such indeterminate number of additional shares of common stock that may become issuable as a result of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $12.00 per share represents the initial public offering price of the common stock pursuant to the Registrant’s Registration Statement on Form S-11 (File No. 333-267464), declared effective on February 6, 2024.
(3)	Represents shares of the Registrant’s common stock available for issuance under the American Healthcare REIT, Inc. Second Amended and Restated 2015 Incentive Plan.